Exhibit 99.1
The Wilber Corporation Announces
Fourth Quarter 2007 Earnings

FOR IMMEDIATE RELEASE

DATE:	February 1, 2008
FROM:	Douglas C. Gulotty, President and CEO
PHONE:	607-433-4172

Oneonta, New York, February 1, 2008– The Wilber Corporation (“Company”), parent company of Wilber National Bank (“Bank”) and Provantage Funding Corporation (“Provantage”), today reported net income of $1.360 million and earnings per share of $0.13 for the three-month period ended December 31, 2007.  By comparison, the Company's net income and earnings per share for the three-month period ended December 31, 2006 were $2.201 million and $0.21, respectively.  This represents a 38.2% decrease in net income and a 38.1% decrease in earnings per share.  The Company's return on average assets and return on average equity for the fourth quarter of 2007 were 0.68% and 7.96%, respectively, as compared to 1.14% and 13.92%, respectively, for the same period in 2006.  Average total assets of the Company equaled $798.492 million for the fourth quarter of 2007 as compared to $764.211 million for the fourth quarter of 2006, a $34.281 million or 4.5% increase.  Operating results were down due principally to a decrease in non-interest income and an increase in non-interest expenses.

For the three-month period ended December 31, 2007, total interest income increased by $477 thousand compared to the same period in 2006.  Total interest expense for the fourth quarter of 2007 increased by $543 thousand over the comparable period in 2006, primarily reflecting customer migration from lower to higher cost deposit products.  As a result, fourth quarter net interest income decreased by $66 thousand or 1.1% between 2007 and 2006.  Non-interest income for the three-month period ended December 31, 2007 was $1.365 million as compared to $1.593 million for the same period in 2006.  The $228 thousand or 14.3% decrease in non-interest income between periods was principally caused by a decrease in trust fees and investment security gains between comparable three-month periods.  Additionally, 2007 fourth quarter non-interest expense increased by $952 thousand over the prior year due primarily to additional salaries and benefits expense and increased advertising and marketing expenses in 2007.

Operating results improved for the year ended December 31, 2007 as compared to the year ended December 31, 2006.  The Company earned $7.707 million or $0.73 per share in 2007 as compared to $7.152 million or $0.66 per share in 2006.  This represents a $555 thousand or 7.8% increase in net income and a $0.07 per share or 10.6% increase in earnings per share.  As reported in the second quarter earnings and dividend release dated July 27, 2007, the operating results for the year ended December 31, 2007 as compared to the year ended December 31, 2006 were positively impacted by the following three distinct events: (i) gain on life insurance due to the death of a senior executive, (ii) flood-recovery grant income recognized in 2007 compared to flood expenses in 2006 for regional flooding, and (iii) the recognition of a deferred gain on sale of a branch office building.  The combined positive impact on net income from these events for the year ended December 31, 2007 compared to the year ended December 31, 2006 was approximately $1.350 million.

Net interest income was $24.556 million for the year ended December 31, 2007 as compared to $24.981 million for the year ended December 31, 2006, a $425 thousand or 1.7% decrease.  In 2007, interest and dividend income increased by $2.689 million over the prior year amount due principally to a $21.473 million increase in average loans outstanding.  This improvement was generally offset by an increase in interest expense between the two years due to higher funding costs.  Douglas C. Gulotty, the Company's President and CEO, noted,“We remained highly focused on asset / liability management and are pleased with the Company’s performance considering the continued decline in interest rate spreads set by the marketplace.”  The tax equivalent net interest margin for the year ended December 31, 2007 was 3.62% as compared to 3.81% for the year ended December 31, 2006, a 19 basis point decrease.

The allowance for loan losses at December 31, 2007 was $6.977 million as compared to $6.680 million at December 31, 2006.  For the year ended December 31, 2007, net charge-offs were $603 thousand as compared to $1.519 million for the year ended December 31, 2006, a $916 thousand or 60.3% decrease.  This decrease in net charge-offs between comparable periods was due primarily to the charge-off of $981 thousand from a single relationship during the first quarter of 2006.

The allowance for loan losses represented 1.57% of total loans at December 31, 2007 as compared to 1.65% at December 31, 2006.  Mr. Gulotty credits a consistently strong credit underwriting approach and a close relationship with commercial borrowers to allow most asset quality measures to remain on target.

Mr. Gulotty added, “Although our improvement in earnings for 2007 as compared to 2006 stemmed from three distinct events, management has invested significant time to ensure the long term success of the Company through our announced expansion in the Syracusemarket.  The experienced team of lending professionals we acquired places Wilber in solid footing in this new location.  We have also dedicated much time to ensure that the growth of Provantage, our mortgage subsidiary, is positioned to source high quality residential mortgages for the Bank’s portfolio.  We’re pleased with the results to date and have developed a strong collaboration with our branch network.  The Company’s practice is not to originate sub-prime, Alt-A, negative amortizing, or other higher risk residential mortgages for its portfolio.”

In related news, the Company reported last week that it declared a $0.095 per share quarterly dividend payable on February 28, 2008 to shareholders of record on February 13, 2008.

The Wilber Corporation is a single bank holding company headquartered in Oneonta, New York, serving the financial needs of the communities of central and upstate New York.  The Wilber Corporation is the parent of Wilber National Bank and Provantage Funding Corporation.  The Wilber Corporation’s common stock trades under the symbol “GIW” on the American Stock Exchange.

Wilber National Bank, chartered in 1874, operates as a traditional commercial bank in its central New Yorkmarket with 21 branch offices located in Otsego, Delaware, Schoharie, Ulster, Chenango, and Broome Countiesand two loan production offices located in Syracuse, New Yorkand Clifton Park, New York.  The Bank intermediates customer deposits and institutional borrowings into loans, short-term liquid investments, and investment securities.  The Bank’s lending activities include commercial lending, primarily to small and mid-sized businesses; mortgage lending for 1-4 family and multi-family properties, including home equity loans; mortgage lending for commercial properties; consumer installment and automobile lending; and, to a lesser extent, agricultural lending.  The Bank provides personal trust, agency, estate administration, and retirement planning services to individuals, as well as custodial and investment management services to institutions, through its Trust and Investment Division.  It also offers stocks, bonds, and mutual funds through a third party broker-dealer firm and a full line of life, health, and property and casualty insurance products through its insurance agency subsidiary, Mang–Wilber LLC.  The Bank currently has 281 full time equivalent employees.  Additional information about Wilber National Bank can be found at its website:  www.wilberbank.com.

Provantage is a licensed New York State mortgage banker headquartered in Clifton Park, New York.  Provantage offers a large variety of residential mortgage products that fit the needs of most consumers.  It is also a HUD endorsed lender, providing government FHA loans.  Provantage covers the entire Capital District with five licensed branch offices located within Saratoga, Schenectady, and Albany counties.  Additional information about Provantage can be found at its website:  www.ProvantageFunding.com.

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NOTE:  This release may contain certain statements which are historical facts or which concern the Company’s future operations or economic performance and which are to be considered forward-looking statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that all forward-looking statements involve risk and uncertainties, and that actual results may differ from those indicated in the forward-looking statements as a result of various factors, such as changing economic and competitive conditions and other risk and uncertainties. In addition, any statements in this release regarding historical stock price performance are not indicative of or guarantees of future price performance.

THE WILBER CORPORATION
CONSOLIDATED FINANCIAL INFORMATION
($ In thousands, except per share amounts)
Unaudited
	As of and for the three		As of and for the twelve
	months ended December 31,		months ended December 31,
Condensed Income Statement	2007	2006	2007	2006
Net interest income	$6,164	$6,230	$24,556	$24,981
Provision for loan losses	250	300	900	1,560
Net interest income after provision for loan losses	5,914	5,930	23,656	23,421
Noninterest income	1,365	1,593	7,036	5,969
Noninterest expense	5,570	4,618	20,857	20,032
Income before taxes	1,709	2,905	9,835	9,358
Income taxes	349	704	2,128	2,206
Net income	$1,360	$2,201	$7,707	$7,152

Share and Per Share Data
Average common shares outstanding (in thousands)	10,504	10,569	10,545	10,813
Period-end common shares outstanding (in thousands)	10,504	10,569	10,504	10,569

Net income per share	$0.13	$0.21	$0.73	$0.66

Cash dividends declared	$0.095	$0.095	$0.38	$0.38

Book value per common share	$6.61	$5.99	$6.61	$5.99

Period-end Balances
Total Assets	$794,068	$761,981	$794,068	$761,981
Earning Assets	746,603	709,811	746,603	709,811
Loans, gross	443,870	405,832	443,870	405,832
Allowance for loan losses	6,977	6,680	6,977	6,680
Deposits	657,494	629,044	657,494	629,044
Shareholders’ equity	69,399	63,332	69,399	63,332

Average Balances
Total Assets	$798,492	$764,211	$776,404	$751,995
Earning Assets	757,977	722,588	735,660	710,345
Loans, gross	436,573	401,883	423,673	402,200
Allowance for loan losses	6,876	6,526	6,802	6,358
Deposits	656,173	630,536	643,386	616,320
Shareholders’ equity	67,807	62,749	65,114	63,849

Key Ratios
Earnings:
Return on average assets	0.68%	1.14%	0.99%	0.95%
Return on average equity	7.96%	13.92%	11.84%	11.20%
Net interest margin (tax-equivalent)	3.52%	3.74%	3.62%	3.81%
Efficiency ratio (1)	68.52%	55.52%	61.76%	61.14%

Asset Quality
Net loan charge-offs to average loans, annualized	0.14%	0.14%	0.14%	0.38%
Allowance for loan losses to period-end loans	1.57%	1.65%	1.57%	1.65%
Allowance for loan losses to non-performing loans (2)	114%	264%	114%	264%
Non-performing loans to period-end loans	1.38%	0.62%	1.38%	0.62%
Non-performing assets to period-end loans and other real estate	1.44%	0.65%	1.44%	0.65%

Common Stock Data
The Company’s common stock ($0.01 par value per share) trades on	2007	High Trade	Low Trade	Dividend
the American Stock Exchange (Amex®) under the symbol GIW.	4th Quarter	$9.50	$8.65	$0.095
	3rd Quarter	$12.00	$8.20	$0.095
	2nd Quarter	$9.89	$8.85	$0.095
	1st Quarter	$10.29	$9.17	$0.095

	2006	High Trade	Low Trade	Dividend
	4th Quarter	$10.25	$9.51	$0.095
	3rd Quarter	$10.50	$9.85	$0.095
	2nd Quarter	$11.35	$10.20	$0.095
	1st Quarter	$10.85	$9.90	$0.095

(1)       Calculated by dividing total noninterest expense less amortization of intangibles and other real estate expense by tax-equivalent net interest income plus noninterest income other than securities gains and losses.
(2)       Non-performing loans include nonaccrual loans, troubled debt restructured loans and accruing loans 90 days or more delinquent.